UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2009

Guaranty Bancorp

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51556	41-2150446
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Seventeenth St., Suite 300 Denver, Colorado		80202
(Address of Principal Executive Office)		(Zip Code)

(303) 293-5563

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 6, 2009, Guaranty Bancorp (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P. (together, “Patriot”), Relational Investors Mid-Cap Fund I, L.P., Relational Investors Mid-Cap Fund II, L.P. (together, “Relational”) and Castle Creek Capital Partners III, L.P. (“Castle Creek,” and together with Patriot and Relational, the “Investors”), pursuant to which the Company agreed to issue 50,000 shares of a new series of the Company’s preferred stock, Series A Convertible Non-Cumulative Preferred Stock (the “Preferred Stock”), par value $0.001 per share, with a stated value of $1,000 per share, for an aggregate purchase price of $50 million. The transaction is subject to customary closing conditions, including applicable regulatory approvals and approval of the Company’s stockholders, and is expected to close in the third quarter of 2009.

The Series A Preferred Stock will pay non-cumulative quarterly dividends at a rate of 9% per year. From the date of issuance of the Series A Preferred Stock until the first dividend payment date following the second anniversary of the closing, the dividends are payable in cash or additional shares of Series A Preferred Stock, at the election of the Company. Thereafter, dividends are payable solely in cash.

Each share of Series A Preferred Stock will automatically convert into shares of the Company’s common stock on the fifth anniversary of the date the Series A Preferred Stock is issued, subject to certain limitations. The Investors may elect to convert their shares of Series A Preferred Stock into shares of the Company’s common stock prior to the mandatory conversion of the Series A Preferred Stock following the earlier of the second anniversary of the date the Series A Preferred Stock is issued and the occurrence of certain events resulting in the conversion, exchange or reclassification of the Company’s common stock. Each share of Series A Preferred Stock will be convertible into shares of common stock at a conversion price of $1.80 per share, adjustable to $1.50 per share in the event of certain nonpayments of dividends (whether paid in cash or in kind) on the Series A Preferred Stock. The conversion price of the Series A Preferred Stock is subject to customary anti-dilution adjustments.

The Investors’ ownership of the Company’s common stock (giving effect to the conversion of the Series A Preferred Stock into shares of common stock) is limited to, with respect to Relational, 14.9% of the outstanding shares of common stock, and with respect to each of Patriot and Castle Creek, 19.9% of the outstanding shares of common stock. The payment of dividends in additional shares of Series A Preferred Stock or conversions that would exceed these thresholds will result in the shares of Series A Preferred Stock in excess of such thresholds being convertible into shares of non-voting common stock, or, if non-voting common stock is not then authorized, a new class of preferred stock to have economic terms substantially consistent with the common stock but without voting rights.

The holders of the Series A Preferred Stock will vote together with the holders of common stock as a single class on all matters upon which the holders of common stock are entitled to vote. Each share of Series A Preferred Stock will be entitled to such number of votes as the number of shares of common stock into which such share of Series A Preferred Stock is convertible, assuming for voting purposes only, a Conversion Price of $2.00 per share. The holders of the Series A Preferred Stock will have a separate class vote with respect to certain matters, including amendments to the Company’s certificate of incorporation that alter the voting powers, preferences and special rights of the Series A Preferred Stock or create senior convertible securities, or mergers or consolidations upon the consummation of which comparable preferential rights would not be available to holders of the Series A Preferred Stock.

Following the closing of the transaction, each of Patriot and Relational will have the right to appoint one member or one observer to both the Boards of Directors of the Company and Guaranty Bank and Trust Company, the Company’s subsidiary.

The Company has agreed that, within six months after the closing date of the transaction, it will prepare and file a shelf registration statement with the Securities and Exchange Commission covering all shares of the Series A Preferred Stock and any securities issuable upon their conversion. The Investors will also have customary demand and piggyback registration rights. Each Investor will be generally prohibited from transferring its shares of Series A Preferred Stock and any securities issuable on their conversion for a period of 18 months following the closing date of the transaction.

Each of Relational and Patriot will provide to the Company the same passivity commitment such Investor may be required to enter into with the Federal Reserve Board. These passivity commitments with the Company expire for all Investors on the fifth anniversary of the closing date, or, if earlier, the date on which any Investor receives approval from a regulatory authority to acquire common stock in excess of the stockholding limitations described above.

Prior to its entry into the Investment Agreement, Castle Creek owned approximately 2.6 million shares, or approximately 5%, of the Company’s currently issued and outstanding shares of common stock. John M. Eggemeyer, the President of Castle Creek, is the Chairman of the Company’s Board of Directors.

In connection with the Investment Agreement, certain stockholders of the Company representing approximately 32% of the outstanding shares of common stock entered into a voting agreement on May 6, 2009 (the “Voting Agreement”), pursuant to which such stockholders have agreed to vote the shares of common stock owned and/or controlled by each such stockholder in favor of the transactions contemplated by the Investment Agreement.

The foregoing description of the Investment Agreement, the Voting Agreement and the terms of the Series A Preferred Stock are summaries only, and are qualified in their entirety by reference to the full text of the Investment Agreement. A copy of the Investment Agreement, which includes as exhibits thereto a form of Voting Agreement and a form of Certificate of Designations for the Series A Preferred Stock, is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth under Item 1.01 is incorporated herein by reference.

The shares of Series A Preferred Stock and any securities issuable upon their conversion, including shares of common stock, were offered and will be sold by the Company in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 3.03             MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

The information set forth under Item 1.01 is incorporated herein by reference.

Following the issuance of the Series A Preferred Stock pursuant to the Investment Agreement, the Company’s ability to (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, shares of its common stock and Junior Securities (as defined below) and (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Parity Securities (as defined below) will be subject to certain restrictions in the event the Company does not pay in full or declare and set aside for payment in full dividends on the Series A Preferred Stock.

“Junior Securities” means the Company’s common stock and each other class or series of capital stock outstanding or established after the issuance of the Series A Preferred Stock by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company. “Parity Securities” means each other class or series of preferred stock established after the issuance of the Series A Preferred Stock by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d)          Exhibits

The following exhibits are filed herewith:

Exhibit	Description

10.1	Investment Agreement, dated as of May 6, 2009, by and among Guaranty Bancorp and the Investors named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY BANCORP

Date: May 12, 2009	By:	/s/ Paul W. Taylor
Name: Paul W. Taylor
Title: Executive Vice President, Chief Financial and Operating Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Investment Agreement, dated as of May 6, 2009, by and among Guaranty Bancorp and the Investors named therein.